Exhibit 5.1

February 24, 2026

To:

REE Automotive Ltd.

Kibbutz Glil-Yam 4690500

Israel

Re: REE Automotive Ltd. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel for REE Automotive Ltd., an Israeli company (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 18,000,000 Class A ordinary shares, without par value, of the Company (the “Additional Ordinary Shares”), to be issued under the Company’s 2021 Share Incentive Plan (the “2021 Plan”), pursuant to the provisions of the 2021 Plan.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the 2021 Plan, the Registration Statement, the Company’s Amended and Restated Articles of Association (the “Articles”) and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and other documents as we have deemed necessary or appropriate as a basis for this opinion.

In rendering our opinion, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been complete and accurate. We have also assumed the truth of all facts communicated to us by the Company and that all resolutions, consents, minutes and protocols of meetings of the Company’s board of directors and the shareholders of the Company which have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws, including, without limitation, the Company’s board of directors' approval of (i) the 2021 Plan, and (ii) the registration of the Additional Ordinary Shares to be issued under the 2021 Plan and (iii) the increases of the registered share capital of the Company.

Members of our firm are admitted to the Bar of the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Additional Ordinary Shares have been duly authorized and, subject to the requisite corporate approvals will be, when issued and delivered in accordance with the terms of the 2021 Plan and the related awards and agreements, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il